Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Closing of Common Stock and Warrant Offering

WATERTOWN, MA, December 12, 2006 — Acusphere, Inc. (NASDAQ: ACUS) today announced that it closed its previously announced “registered direct” offering resulting in receipt by the Company of approximately $23.8 million in net proceeds, after deducting placement agent fees and estimated offering expenses. In the offering, the Company issued 9,259,254 units, each unit consisting of (i) one share of common stock and (ii) one warrant to purchase 0.4 shares of common stock at an exercise price of $3.11 per share, for a purchase price of $2.75 per unit.  Units are not issued or certificated.  The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants will be exercisable beginning on June 12, 2007 and until December 12, 2011. Cowen and Company, LLC acted as exclusive placement agent for the offering.

A shelf registration statement relating to the securities that has previously been filed with, and has been declared effective by, the Securities and Exchange Commission (“SEC”). The offering referred to in this press release was closed on December 12, 2006.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from the Company, 500 Arsenal Street, Watertown, MA 02472 Attn: Investor Relations (617) 925-3444.

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.